Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-248447 and 333-251544) on Forms S-1 and S-8 of Virios Therapeutics, Inc. of our report dated March 23, 2021, with respect to the financial statements of Virios Therapeutics, Inc., which appear in this 2020 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, GA

March 23, 2021